CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Autocallable Optimization Securities with Contingent Protection Linked to the Common Stock of Merck & Co., Inc.	$ 2,073,280	$81.48
Autocallable Optimization Securities with Contingent Protection Linked to the Common Stock of Microsoft Corp.	$ 9,307,500	$ 365.78

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated March 27, 2006 and Prospectus Supplement dated April 4, 2008)

Autocallable Optimization Securities with Contingent Protection

Tactical Strategies for Flat or Bullish Markets

UBS AG $2,073,280 Securities linked to the common stock of Merck & Co., Inc. due July 2, 2009
UBS AG $9,307,500 Securities linked to the common stock of Microsoft Corp. due July 2, 2009

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are securities issued by UBS AG (“UBS”) linked to the performance of the common stock of a specific company (the “underlying stock”). The Securities are designed for investors who believe that the price of the applicable underlying stock will increase during the Observation Period. The Securities will be called automatically if the applicable underlying stock closes at or above the Starting Price on any Observation Date. Investors must be willing to risk losing up to 100% of their principal amount invested if the Securities have not been called and the applicable underlying stock closes below the Trigger Price on any trading day during the Observation Period. Investors will receive a positive return on their Securities only if the applicable underlying stock closes at or above the Starting Price on any Observation Date, including the Final Valuation Date.

Features
☐	Positive Call Return in Flat or Bullish Scenarios — The Securities will be automatically called and you will receive a positive return on your investment if the closing price of the applicable underlying stock on any Observation Date is at or above the Starting Price.
☐	Contingent Principal Protection — The Securities provide limited principal protection only if the applicable underlying stock never closes below the Trigger Price on any trading day during the Observation Period, and you hold the Securities to maturity.

Key Dates

Trade Date	June 25, 2008
Settlement Date	June 30, 2008
Final Valuation Date*	June 29, 2009
Maturity Date*	July 2, 2009
*	Subject to postponement in the event of a market disruption event, as described in the product supplement.
Security Offerings

These terms relate to two separate Securities we are offering. Each of the two Securities is linked to the common stock of a different company, and each of the two Notes has a different Call Return, Starting Price and Trigger Price. The performance of each Security will not depend on the performance of any other Security. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Stocks	Call Return	Starting Price	Trigger Price	CUSIP	ISIN
Common stock of Merck & Co., Inc.	22.80%	$36.98	$27.74, which is 75% of Starting Price	902644806	US9026448061
Common stock of Microsoft Corp.	20.25%	$28.35	$21.26, which is 75% of Starting Price	902644814	US9026448145

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Autocallable Optimization Securities with Contingent Protection (AOS CP) product supplement relating to the Securities, the accompanying prospectus and this pricing supplement. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-10 of the AOS CP product supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Merck & Co., Inc.	$2,073,280	$10.00	$36,282.40	$0.175	$2,036,997.60	$9.825
Microsoft Corp.	$9,307,500	$10.00	$162,881.25	$0.175	$9,144,618.75	$9.825

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated June 25, 2008

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product supplement dated April 4, 2008:

http://www.sec.gov/Archives/edgar/data/1114446/000139340108000243/v109453_690146-424b2.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Autocallable Optimization Securities with Contingent Protection” or the “Securities” refer to two different Securities that are offered hereby. Also, references to the “AOS CP product supplement” mean the UBS product supplement, dated April 4, 2008, and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Investor Suitability

The Securities may be suitable for you if:

♦	You are willing to risk losing up to 100% of your principal amount invested
♦	You believe the applicable underlying stock will not close below the Trigger Price on any trading day during the Observation Period
♦	You believe the applicable underlying stock will close at or above the Starting Price on one of the specified Observation Dates, including the Final Valuation Date
♦	You are willing to hold Securities that will be called on any Observation Date on which the applicable underlying stock closes at or above the Starting Price, or you are otherwise willing to hold the Securities to maturity
♦	You believe the applicable underlying stock will remain stable for the term of the Securities and will close at or above the Starting Price on the Final Valuation Date
♦	You are willing to make an investment whose return is limited to the stated Call Return. The Call Return of a Security is the annualized rate of return for such Security. The Call Return for Securities linked to the common stock of Merck & Co., Inc. is equal to 22.80%. The Call Return for Securities linked to the common stock of Microsoft Corp. is equal to 20.25%
♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market

The Securities may not be suitable for you if:

♦	You are not willing to make an investment in which you could lose up to 100% of your principal amount
♦	You seek an investment that is 100% principal protected
♦	You believe the applicable underlying stock will close below the Trigger Price on at least one trading day during the Observation Period and that at maturity the Underlying Return will be negative
♦	You seek an investment whose return is not limited to the stated Call Return. The Call Return of a Security is the annualized rate of return for such Security. The Call Return for Securities linked to the common stock of Merck & Co., Inc. is equal to 22.80%. The Call Return for Securities linked to the common stock of Microsoft Corp. is equal to 20.25%
♦	You seek an investment for which there will be an active secondary market
♦	You are unable or unwilling to hold Securities that will be called on any Observation Date on which the applicable underlying stock closes at or above the Starting Price, or you are otherwise unable or unwilling to hold the Securities to maturity
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
♦	You seek current income from your investment

Indicative Terms

Issuer	UBS AG, Jersey Branch
Issue Price	$10.00 per Security
Term	12 months, unless earlier called
Call Feature	The Securities will be called automatically if the closing price of the applicable underlying stock on any Observation Date is at or above the Starting Price.
Observation Dates	Quarterly, on or about September 25, 2008, December 26, 2008, March 26, 2009 and June 29, 2009.
Call Settlement Dates	Three business days following the applicable Observation Date.
Call Return	If the Securities are called, investors will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price for each Security will be based upon the Call Return for such Security, which is an annualized rate of return. The Call Return for Securities linked to the common stock of Merck & Co., Inc. is equal to 22.80% per annum. The Call Return for Securities linked to the common stock of Microsoft Corp. is equal to 20.25% per annum.
	Securities Linked to the Common Stock of Merck & Co., Inc.		Securities Linked to the Common Stock of Microsoft Corp.
Observation Dates	Accrued Call Return	Call Price (per $10.00)	Accrued Call Return	Call Price (per $10.00)
September 25, 2008	5.700%	$10.57	5.063%	$10.51
December 26, 2008	11.400%	$11.14	10.125%	$11.01
March 26, 2009	17.100%	$11.71	15.188%	$11.52
June 29, 2009	22.800%	$12.28	20.250%	$12.03

Payment at Maturity (per Security)	If the Securities are not called and the closing price of the applicable underlying stock never closes below the Trigger Price on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.
If the Securities are not called and the closing price of the applicable underlying stock closes below the Trigger Price on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to:
$10.00 × (1 + Underlying Return);
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the applicable underlying stock declines.

Underlying Return	Ending Price – Starting Price Starting Price
Trigger Price	75% of the Starting Price
Observation Period	The period commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date.

Starting Price	The closing price of the applicable underlying stock on the Trade Date divided by the Stock Adjustment Factor. The Stock Adjustment Factor will equal 1.0 and will not be adjusted except upon the occurrence of certain corporate events.* Upon any such adjustment to the Stock Adjustment Factor, the Starting Price and the Trigger Price will be recalculated based upon the adjusted Stock Adjustment Factor.
Ending Price	The closing price of the applicable underlying stock on the Final Valuation Date.
Determining Payment upon a Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the applicable underlying stock declines.

*	For a description of such corporate events, see “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-25 of the AOS CP product supplement.

Hypothetical examples of how the Securities perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Principal Amount:	$10.00
Term:	12 months
Starting Price:	$50
Call Return:	20.250% per annum (or 5.063% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$37.50 (which is 75% of the Starting Price)

Example 1  —  Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$52 (at or above Starting Price, Securities are called)
Call Price (per $10.00):	$10.51

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total of $10.51 per $10.00 principal amount (5.063% total return on the Securities).

Example 2  —  Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$40 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$45 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$42 (below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$51 (above Starting Price, Securities are called)

Call Price (per $10.00):	$12.03

Since the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total of $12.03 per $10.00 principal amount (20.250% total return on the Securities).

Example 3  —  Securities are NOT Called and the applicable underlying stock never closes below the Trigger Price on any trading day during the Observation Period

Closing Price at first Observation Date:	$43 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$48 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$41 (below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$45 (below Starting Price, Securities NOT called)

Settlement Amount (per $10.00):	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (0% total return on the Securities). The Securities are not called during the Observation Period and the applicable underlying stock never closes below the Trigger Price on any trading day during the Observation Period.

Example 4  —  Securities are NOT Called and the applicable underlying stock closes below the Trigger Price on at least one trading day during the Observation Period

Closing Price at first Observation Date:	$41 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$45 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$35 (below Starting Price and Trigger Price, Securities NOT called)
Closing Price at Final Valuation Date:	$40 (below Starting Price, Securities NOT called)

Settlement Amount (per $10.00)	$10.00 × [1 + Underlying Return]
$10.00 × (1 – 20%)
$ 8.00

Since the Securities are not called and the applicable underlying stock has closed below the Trigger Price on at least one trading day during the Observation Period, at maturity you will receive a total of $8.00 per $10.00 principal amount (a 20% loss on the Securities).

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in any underlying stock. Some of the risks that apply to each offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on the applicable underlying stock increasing in value and you may lose some or all of your principal if the Securities are not called and the applicable underlying stock closes below the Trigger Price on any trading day during the Observation Period.
♦	The call feature limits your potential return — The appreciation potential of the Securities as of any Observation Date is limited to the specified Call Price, regardless of the appreciation of the applicable underlying stock. In addition, since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, if your Securities are called, you may not be able to reinvest at comparable terms or returns.
♦	Contingent principal protection — The Securities provide limited principal protection only if the applicable underlying stock never closes below the Trigger Price on any trading day during the Observation Period, and you hold the Securities to maturity.
♦	No interest or dividend payments — You will not receive any interest payments on the Securities and you will not receive nor be entitled to receive any dividend payments or other distributions on the applicable underlying stock.
♦	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial discount.
♦	Owning the Securities is not the same as owning the applicable underlying stock — The return on your Securities may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Securities.
♦	Credit of issuer — An investment in the Securities is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Securities.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the applicable underlying stock; the volatility of the applicable underlying stock; the dividend rate paid on the applicable underlying stock; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Single stock risk — The price of the applicable underlying stock can rise or fall sharply due to factors specific to the applicable underlying stock and its issuer, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the issuer of the applicable underlying stock, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	Limited antidilution protection — Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting the applicable underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable underlying stock. Consequently, this could affect the calculation of the Underlying Return, the market value of the Securities and the amount payable at maturity of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-25 of the AOS CP product supplement.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the applicable underlying stock and/or over-the-counter options, futures or other instruments with return linked to the performance of the applicable underlying stock, may adversely affect the market price of the applicable underlying stock and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the applicable underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine whether the closing price of the applicable underlying stock on any trading day has fallen below the Trigger Price and the payment at maturity on the Securities. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the Final Valuation Date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the applicable underlying stock, and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Information about the Underlying Stocks

Included on the following pages is a brief description of the underlying issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2004, 2005, 2006 and 2007. Full data is provided for the first calendar quarter of 2008 and partial data is provided for the second calendar quarter of 2008. We obtained the closing price information set forth below from Bloomberg Professional® service without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Merck & Co., Inc.

According to publicly available information, Merck & Co., Inc. (“Merck”) is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a range of products to improve human and animal health. The Company’s operations are principally managed on a products basis and are comprised of two business segments: the Pharmaceutical segment and the Vaccines segment. The Pharmaceutical segment includes human health pharmaceutical products marketed either directly or through joint ventures. Merck sells these human health pharmaceutical products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers, such as health maintenance organizations, pharmacy benefit managers and other institutions. The Vaccines segment includes human health vaccine products marketed either directly or through a joint venture. These products consist of preventative pediatric, adolescent and adult vaccines, primarily administered at physician offices. Information filed by Merck with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-3305, or its CIK Code: 0000064978. Merck’s website is http://www.merck.com. Merck’s common stock is listed on the New York Stock Exchange under the ticker symbol “MRK.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Merck’s common stock, based on daily closing prices on the primary exchange for Merck, as reported by Bloomberg Professional® service. Merck’s closing price on June 25, 2008 was $36.98.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$49.08	$43.01	$44.19
4/1/2004	6/30/2004	$48.37	$44.58	$47.50
7/1/2004	9/30/2004	$47.05	$33.00	$33.00
10/1/2004	12/31/2004	$34.23	$26.00	$32.14
1/3/2005	3/31/2005	$32.61	$27.83	$32.37
4/1/2005	6/30/2005	$34.93	$30.50	$30.80
7/1/2005	9/30/2005	$31.95	$27.21	$27.21
10/3/2005	12/30/2005	$32.35	$25.50	$31.81
1/3/2006	3/31/2006	$36.23	$32.75	$35.23
4/3/2006	6/30/2006	$36.43	$33.14	$36.43
7/3/2006	9/29/2006	$42.40	$36.15	$41.90
10/2/2006	12/29/2006	$46.21	$41.42	$43.60
1/3/2007	3/30/2007	$46.22	$42.94	$44.17
4/2/2007	6/29/2007	$54.35	$45.01	$49.80
7/2/2007	9/28/2007	$53.38	$48.66	$51.69
10/1/2007	12/31/2007	$60.77	$52.15	$58.11
1/2/2008	3/31/2008	$60.55	$37.10	$37.95
4/1/2008*	6/25/2008*	$41.71*	$34.68*	$36.98*
*	As of the date of this pricing supplement available information for the second calendar quarter of 2008 includes data for the period from April 1, 2008 through June 25, 2008. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2008.

The graph below illustrates the performance of Merck’s common stock from March 2, 1998 through June 25, 2008, based on information from Bloomberg Professional® service. The dotted lines represent a Starting Price, equal to the closing price on June 25, 2008, and a Trigger Price, equal to 75% of the closing price on June 25, 2008. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Microsoft Corp.

According to publicly available information, Microsoft Corp. (“Microsoft”) provides software products for computing devices worldwide. Microsoft’s Client segment engages in technical architecture, engineering, and product delivery of Windows product family comprising Windows Vista; Windows XP Professional and Home; Media Center Edition; Tablet PC Edition; and other Windows operating systems. Microsoft’s Server and Tools segment offers integrated server infrastructure and middleware software that support software applications and tools built on the Windows Server operating system. Microsoft offers Windows Server operating system; Microsoft SQL Server; Microsoft Enterprise Services; product support services; Visual Studio; System Center products; Forefront Security products; Biz Talk Server; MSDN; and TechNet. Microsoft’s Online Services Business segment offers personal communications services, such as email and instant messaging, and online information through MSN Search; MapPoint; MSN Internet Access; MSN Premium Web Services; Windows Live; and MSN Mobile Services. Microsoft’s Business Division offers Microsoft office product set comprising enterprise content management, collaboration, unified communications, and business intelligence products; and Microsoft Dynamics products for financial management, customer relationship management, supply chain management, and analytics applications. Microsoft’s Entertainment and Devices Division develops the Xbox video game system, such as consoles and accessories, third-party games, games published under the Microsoft brand, and Xbox Live operations. Microsoft’s Entertainment and Devices Division also offers Zune digital music and entertainment device; PC software games; online games; Mediaroom, an Internet protocol television software; and other devices. Further, Microsoft offers online advertising and publishing solutions. Microsoft has strategic alliance with Siemens VDO Automotive AG; Phase One A/S; LogicaCMG plc; Mayo Clinic; and AudioCodes, Ltd.; and collaboration with Presagis, Inc. Information filed by Microsoft with the SEC under the Exchange Act can be located by reference to its SEC file number: 0-14278, or its CIK Code: 0000789019. Microsoft’s website is http://www.microsoft.com. Microsoft’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “MSFT.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Microsoft’s common stock, based on daily closing prices on the primary exchange for Microsoft, as reported by Bloomberg Professional® service. Microsoft’s closing price on June 25, 2008 was $28.35.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$28.81	$24.14	$24.97
4/1/2004	6/30/2004	$28.56	$25.13	$28.56
7/1/2004	9/30/2004	$29.05	$26.88	$27.65
10/1/2004	12/31/2004	$30.00	$26.52	$26.71
1/3/2005	3/31/2005	$26.84	$23.92	$24.17
4/1/2005	6/30/2005	$26.06	$24.32	$24.84
7/1/2005	9/30/2005	$27.76	$24.66	$25.73
10/3/2005	12/30/2005	$28.18	$24.31	$26.15
1/3/2006	3/31/2006	$28.15	$26.28	$27.21
4/3/2006	6/30/2006	$27.74	$21.51	$23.30
7/3/2006	9/29/2006	$27.45	$22.25	$27.33
10/2/2006	12/29/2006	$30.19	$27.54	$29.86
1/3/2007	3/30/2007	$31.21	$26.72	$27.87
4/2/2007	6/29/2007	$31.11	$28.11	$29.47
7/2/2007	9/28/2007	$31.51	$27.81	$29.46
10/1/2007	12/31/2007	$37.06	$29.47	$35.60
1/2/2008	3/31/2008	$35.37	$26.99	$28.38
4/1/2008*	6/25/2008*	$31.65*	$27.12*	$28.35*
*	As of the date of this pricing supplement available information for the second calendar quarter of 2008 includes data for the period from April 1, 2008 through June 25, 2008. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2008.

The graph below illustrates the performance of Microsoft’s common stock from March 2, 1998 through June 25, 2008, based on information from Bloomberg Professional® service. The dotted lines represent a Starting Price, equal to the closing price on June 25, 2008, and a Trigger Price, equal to 75% of the closing price on June 25, 2008. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

What Are the Tax Consequences of the Securities?

The following is a general description of certain United States federal income tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying product supplement and supersedes it to the extent inconsistent therewith. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a bank,
♦	a life insurance company,
♦	a tax-exempt organization,
♦	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or
♦	a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States Holder. You are a United States Holder if you are a beneficial owner of Securities and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES. THE RISK THAT THE SECURITIES WOULD BE RECHARACTERIZED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AS INSTRUMENTS GIVING RISE TO CURRENT ORDINARY INCOME (EVEN BEFORE THE RECEIPT OF ANY CASH) AND SHORT-TERM CAPITAL GAIN OR LOSS (EVEN IF HELD FOR A PERIOD LONGER THAN ONE YEAR), IS HIGHER THAN WITH OTHER NON-PRINCIPAL-PROTECTED EQUITY-LINKED SECURITIES.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities as a pre-paid derivative contract with respect to the applicable underlying stock and the terms of your Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount realized at such time and your tax basis in the Securities. In general, your tax basis in your Securities would be equal to the price you paid for them. Capital gain of a noncorporate United States Holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations. If you acquired your Securities on original issuance, your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments.  The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above.

For example, it is possible that your Securities could be treated as a cash settled put option written by you and a deposit paid to secure your obligations under the put option. Under this characterization, if the securities are not called, you may realize short term capital loss on the Maturity Date, and upon a call of the Securities, a portion of the payment you receive may be considered attributable to interest or original issue discount on the deposit (which you may be required to accrue over the term of the Securities) with the balance being considered the amount realized for the Security upon which you may realize a short term capital gain or loss. You should consult your tax advisor as to the possible consequences to such a characterization.

It is also possible that your Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, call, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Security. Any gain you recognize upon the sale, call, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be an ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be a capital loss.

Alternatively, the Internal Revenue Service could possibly assert that (i) you should be treated as owning the applicable underlying stock, (ii) you should be required to accrue interest income over the term of your Securities or (iii) any gain or loss that you recognize upon the call or maturity of your Securities should be treated as an ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

If your Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting.  If you are a noncorporate United States Holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

♦	payments of principal and interest on Securities within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
♦	the payment of the proceeds from the sale of Securities effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States Holder that:

♦	fails to provide an accurate taxpayer identification number,
♦	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
♦	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of Securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Securities that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

♦	the proceeds are transferred to an account maintained by you in the United States,
♦	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

♦	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of Securities effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

♦	a United States person,
♦	a controlled foreign corporation for United States tax purposes,
♦	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
♦	a foreign partnership, if at any time during its tax year:
♦	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
♦	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders.  If you are not a United States Holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2008 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	386,575	389,198
Total Debt	386,575	389,198
Minority Interest(2)	6,310	6,353
Shareholders’ Equity	16,386	16,497
Total capitalization	409,271	412,048

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 1.00679 (the exchange rate in effect as of March 31, 2008).

Annex

The following supplements the discussion under “Supplemental U.S. Tax Considerations” in this pricing supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for United States holders who are initial purchasers of the Notes to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas below assume that the Notes are properly treated as an investment unit consisting of a debt component and a put option component, as described in “Supplemental U.S. Tax Considerations.”

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Defined Terms as Used in This Annex:

“Accrued Coupon at Sale” is equal to the amount labeled “Accrued Interest” on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received” is the total amount of all coupons received by you on a Note. It does not include Accrued Coupon at Sale.

“Coupon per Annum” is provided with respect to each offering on page 1 of this pricing supplement.

“Debt Component Per Annum” is provided on page 5 of this pricing supplement.

“Debt Sale Amount” is equal to Bond Value x Initial Price. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Initial Price” is provided with respect to each offering on page 1 of this pricing supplement.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Put Option Component per Annum/Coupon per Annum).

“Option Sale Amount” is equal to Sale Price – Debt Sale Amount. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Put Option Component per Annum” is provided with respect to each offering on page 5 of this pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

It the Notes are held to maturity, you will have either:

1)	Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:
♦	Aggregate Option Premium Received × Quantity at Maturity; or
2)	No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your basis in the shares received will be equal to:
♦	(Initial Price – Aggregate Option Premium Received) × Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:
♦	Accrued Coupon at Sale × (Debt Component per Annum/Coupon per Annum) × Quantity Sold.

2)	Capital gain or loss. You will recognize short-term capital gain or loss in respect of the debt portion of the Notes equal to:
♦	(Debt Sale Amount – Initial Price) × Quantity Sold;

and in respect of the option portion of the Notes, equal to:

♦	(Option Sale Amount + (Accrued Coupon at Sale × (Put Option Component per Annum/Coupon per Annum))) × Quantity Sold; plus
♦	Aggregate Coupons Received × (Put Option Component per Annum/Coupon per Annum) × Quantity Sold.